Exhibit 99.1

Contact:	Robin S. Yim Investor Relations Novellus Systems, Inc. (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS ANNOUNCES PRICING OF $600 MILLION SENIOR

CONVERTIBLE NOTES DUE 2041

SAN JOSE, Calif., May 4, 2011— Novellus Systems, Inc. (Nasdaq: NVLS) today announced that it has priced $600 million principal amount of 2.625% senior convertible notes due in May 2041. The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close on May 10, 2011. Novellus has granted to the initial purchasers of the notes the right to purchase up to an additional $100 million principal amount of notes solely to cover overallotments. The notes mature on May 15, 2041. The notes will be redeemable by Novellus under certain circumstances beginning in 2021.

Interest will be payable on the notes semiannually at a rate of 2.625% percent per year. In addition to regular interest, beginning on May 15, 2021, contingent interest will accrue in certain circumstances relating to the trading price of the notes. The notes will be convertible under certain conditions. Upon conversion, Novellus will pay cash up to the principal amount of the notes and deliver shares of Novellus’ common stock in respect of the remainder, if any, of the conversion obligation in excess of the principal amount of the notes. The initial conversion rate for the notes is 25.3139 shares of common stock per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $39.50 per share, representing a 20% conversion premium based on the closing price of Novellus’ common stock of $32.92 per share on May 4, 2011. Novellus estimates that the proceeds from this offering will be approximately $586.5 million, after deducting the initial purchasers’ discounts and estimated expenses.

Novellus intends to use approximately $350 million of the net proceeds of this offering to repurchase shares of Novellus’ common stock from purchasers of notes in this offering in privately negotiated transactions effected through one of the initial purchasers as Novellus’ agent. Novellus expects the price per share of the common stock repurchased in such transactions to equal the closing price per share of Novellus’ common stock on the date of the pricing of this offering. This activity could increase, or avoid a decrease in, the market price of Novellus’ common stock concurrently with, or shortly after, the pricing of the notes. Novellus may also use a portion of the net proceeds of this offering to repurchase additional shares of Novellus’ common stock from time to time pursuant to Novellus’ share repurchase program, under which Novellus is authorized to repurchase up to approximately $1.04 billion of Novellus’ common stock, less amounts repurchased in connection with this offering, as described above. The $1.04 billion share repurchase program includes $340 million remaining from Novellus’ previously authorized share repurchase program and an additional $700 million of newly authorized share repurchases. The size of the share repurchase program was increased in connection with the increase in the size of this offering. Novellus expects to use the remainder of the net proceeds of this offering for general corporate purposes, which may include the acquisition of complementary businesses, products or technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “would,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements. Forward-looking statements are made and based on information available to us on the date of this press release. Novellus does not assume, and expressly disclaims, any obligation to update this information. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to, the anticipated use of the proceeds of the offering.

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